Exhibit 99.1

Donna Smith, Director, Investor Relations,
Corporate Communications
(949) 975-1550
donna.smith@smawins.com

SM&A Updates Guidance

     NEWPORT BEACH, Calif., May 25, 2004 - SM&A (Nasdaq: WINS), the world’s leading provider of competition management services and a leading provider of performance assurance services, today announced that based on information available to date, the company expects to report that revenues for the second quarter will decline year-over-year about 15 percent.

     During the past two quarters, the company reported record revenues for its competition management segment. It believes this was due to the fast pace of competitive procurements in those quarters. Competition management activity decreased significantly in April and May, but is expected to increase going forward as the company begins to see a rebound in proposal activity in June.

     As the company experienced record revenues supporting competitive procurements, the follow-on awards for these procurements and other contract awards are expected to be announced in the coming months. The company believes that the large number of anticipated award announcements will result in a significant increase in performance assurance revenues.

     Based on the company’s current backlog and pipeline forecasts, it anticipates reporting record revenues in the third and fourth quarters of 2004.

     The company will report second quarter financial results after market close on Tuesday, July 20, 2004. Executive management will discuss the results and outlook for the remainder of the year in a conference call and webcast at 2:00 p.m., PT, the same day.

Exhibit 99.1

Conference Call and Webcast

     To participate, please dial (800) 677-1840 approximately 10 minutes before the scheduled start of the call. The call will also be accessible live at the homepage of www.smawins.com by clicking on the webcast link.

About SM&A

SM&A is the world’s leading provider of competition management services, and a leading provider of performance assurance services. SM&A’s more than 315 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed in excess of 820 proposals worth more than $271 billion for its clients, and has an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

The statements in this press release that refer to expectations for the second quarter, forecasts for the remainder of fiscal year 2004, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; change in presidential administration; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-Q for first quarter ended March 31, 2004, and Form 10-K for the year ended December 31, 2003. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.